Exhibit 99.1


FOR IMMEDIATE RELEASE

                 Revlon Reports First Quarter 2002 Performance

NEW YORK, May 9, 2002 - Revlon, Inc. (NYSE:REV) today announced first quarter
2002 results. In the first quarter 2002, Revlon's net loss per share from ongoing operations(1) was $0.65 compared to First Call consensus estimate of a net loss per share of $0.69.

Please read the notes at the end of this release for a detailed description of ongoing operations and the tabular reconciliation of results as reported to results from ongoing operations.

             Comparison of Ongoing Operations - First Quarter(1),(2)

The financial information for our ongoing operations for the 2002 and 2001 periods is provided to allow a comparison of results solely from ongoing operations. Net sales in the first quarter of 2002 were $275.4 million, compared with $303.8 million in the first quarter of 2001, a decrease of 9.3% or 6.3% on a comparable currency basis. Operating income was $7.0 million in the first quarter of 2002, compared with $12.5 million in the first quarter of 2001.

EBITDA(3) was $30.2 million in the first quarter of 2002, compared with $35.4 million in the first quarter of 2001, and net loss in the first quarter 2002 was $33.8 million, or $0.65 per diluted share, compared with $24.7 million, or $0.47 per diluted share, for the first quarter of 2001.

In North America, which includes the U.S. and Canada, net sales were $196.4 million for the first quarter of 2002, compared with $212.5 million in the first quarter of 2001, a decrease of 7.6%. This decrease was driven primarily by lower shipments to our retail customers as a result of the decision by two major U.S. retailers to shift the timing plan-o-gram resets for certain 2002 new products. This resulted in shipments of approximately $14 million of 2002 new products in the fourth quarter 2001.

International net sales were $79.0 million for the first quarter of 2002, compared with $91.3 million in the first quarter of 2001, a decrease of 13.5%, or 3.6% on a constant dollar basis, primarily due to lower sales in the European region, and lower sales in Argentina and Venezuela primarily due to political and economic conditions in those two countries.

                     Results As Reported - First Quarter(2)

Net sales in the first quarter 2002 were $275.4 million, compared with net sales of $313.6 million in the first quarter 2001. The 2001 period includes sales from the Colorama business, which we disposed of in July 2001.

Including restructuring costs of $4.0 million in the first quarter 2002 and $14.6 million in the first quarter 2001, business consolidation costs of $0.8 million in the first quarter 2002 and $8.1 million in the first quarter 2001, and executive severance costs of $6.5 million in the first quarter 2002, operating loss was $4.3 million in the first quarter 2002 versus an operating loss of $9.5 million in the first quarter 2001. Also including the aforementioned costs, net loss in the first quarter 2002 was $46.1 million, or $0.88 per diluted share, compared with a net loss of $46.5 million, or $0.89 per diluted share, in the first quarter of 2001.


                  U.S. Mass-Market Consumption Up at Retail(4)
                   Market Share Highlights and Brand Support

According to ACNielsen, in the first quarter of 2002, the combined dollar consumption (which means products purchased by consumers from our retail customers) of our color cosmetics, skin care, women's hair coloring, anti-perspirant/deodorant and beauty tools in the U.S. mass-market grew by 2.0% versus the prior year quarter and by 5.7% versus the fourth quarter 2001.
There was consumption growth in Revlon brand color cosmetics, Revlon brand hair color, Almay brand skin care, and Mitchum brand anti-perspirant/deodorants. This consumption growth was partially offset by declines in Almay brand color cosmetics. Revlon brand U.S. mass-market color cosmetics dollar consumption increased versus the prior year quarter by 2.6%.

In terms of dollar market share, we experienced declines versus the 2001 first quarter and increases versus the fourth quarter 2001 in Revlon and Almay brand color cosmetics. We experienced increases in dollar market share versus the 2001 first quarter in skin care and women's hair coloring and anti-perspirant/deodorant, and a decrease in beauty tools dollar market share.

Revlon brand color cosmetics dollar market share in the first quarter 2002 was 16.1% versus 16.7% in the first quarter 2001 and 15.9% in the fourth quarter
2001. Almay brand color cosmetics dollar market share in the first quarter
2002 was 5.7% versus 6.5% in the first quarter 2001 and 5.6% in the fourth quarter 2001.

Total brand support expense, includes all expenses incurred (except permanent display amortization) to support our brands to increase consumption at our retail customers, as a percent of gross sales was 24.8%, or $84.4 million, in the first quarter of 2002 compared with 22.0%, or $81.2 million, in the first quarter of 2001.

                                 CEO Comments

President and Chief Executive Officer Jack Stahl said, "Since joining in
February, I have spent much of my time at Revlon performing a detailed analysis of the Company's business, meeting with employees and customers, and working with my management team to develop a comprehensive strategy.

After a successful cost reduction effort completed in 2001, we are devoting greater energy and attention to what Revlon does best - the development and marketing of innovative cosmetics and personal care products. Improving overall execution at all areas of our business and developing and executing consumer and retail partner based growth strategies, will be our primary focus for the foreseeable future. To improve overall execution, we are improving various processes within Revlon, spanning from when products are first conceived to when products leave the retail store in the hands of satisfied consumers. Revlon is a great company with great brands and talented and dedicated people. With the right focus and with better execution and brand positioning, we can take Revlon to the next level.

We look forward to sharing our strategies for growth with investors and analysts at a conference, which we have tentatively scheduled for August 2nd in New York City. At that time, our leadership team will talk about where
Revlon is today and the growth opportunities we see for Revlon in the future."

The Company will host an analyst call on May 9, 2002 at 10:30 a.m. EST to discuss first quarter 2002 results. The conference call will be webcast on our website www.revloninc.com so it is available to the public on a real time basis.

                                 About Revlon

Revlon is a worldwide cosmetics, skincare, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skincare. Websites featuring current product and promotional information, as well as corporate investor relation's information, can be reached at www.RevlonInc.com, www.Revlon.com, and www.Almay.com. The
Company's brands include Revlon(R), Almay(R), Ultima(R), Charlie(R) and
Flex(R) and they are sold worldwide.



Footnotes to Press Release

(1) Ongoing operations are presented in order to provide a comparative analysis of our results of operations for the periods presented by eliminating the gains, losses and results of businesses and brands which have been sold.
    Excludes restructuring costs of $4.0 million and $14.6 million in the first quarter of 2002 and 2001, respectively, and additional consolidation costs of $0.8 million and $8.1 million in the first quarter of 2002 and 2001, respectively, primarily associated with the closing of the Phoenix facility. Also excludes executive severance costs of $6.5 million in the first quarter 2002.

(2) 2001 results have been reclassified to reflect the change in presentation for the second portion of EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products,"
    (formerly EITF 00-25), which addresses accounting for sales incentives.

(3) EBITDA throughout this press release is defined as earnings from the Company's ongoing operations before interest, taxes, depreciation and amortization (including non-cash compensation) (or operating income/(loss) from ongoing operations plus depreciation and amortization expenses). EBITDA is presented here as a measure of our debt service ability, not of our operating results. EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from operations prepared in accordance with accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. EBITDA is defined differently in our credit agreement.

(4) All market share and consumption data is according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart which no longer reports its results to ACNielsen. This represents approximately 60%-65% of the Company's U.S. mass-market volume.

You may visit our website, www.revloninc.com, for a Statement of Ongoing
Operations for the quarters ended March 31, 2002 and March 31, 2001, and year ended December 31, 2001. See the reconciliation of reported results to ongoing operations reported herein.





                          Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations to disclose material information under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any additional disclosures the Company makes in its Quarterly Reports on Form 10-Q, Annual
Report on Form 10-K and Current Reports on Form 8-K to the Securities and
Exchange Commission (which, among other places, can be found on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com). Such forward looking statements include, without limitation, the Company's expectations and estimates about future events including the Company's expectations regarding: (i) improving overall execution at all levels of the Company's business; (ii) developing and executing consumer and retail partner-based growth strategies; (iii) improving various processes within the Company; and (iv) achieving the next level of the Company's strategic plan.
Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including its Form 10-K for 2001, and reasons including difficulties, delays in or the inability of the Company to: (i) improve overall execution at all levels of the Company's business; (ii) develop and execute consumer and retail partner-based growth strategies; (iii) improve various processes within the Company; and (iv) achieve the next level of the Company's strategic plan.
Factors other than those listed above could cause the Company's results to differ materially from expected results.
The reference to First Call consensus estimates is for comparison purposes only. The Company does not intend to adopt or endorse such estimates.

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

                       REVLON, INC. AND SUBSIDIARIES
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (dollars in millions, except per share data)



                                                                             Three Months Ended
                                                                                 March 31,
                                                                    ------------------------------------
                                                                         2002                 2001
                                                                    ---------------     ----------------

 Net sales                                                        $          275.4                313.6
 Cost of sales                                                               109.0                131.6
                                                                    ---------------     ----------------
      Gross profit                                                           166.4                182.0
 Selling, general and administrative expenses                                166.7                176.9
 Restructuring costs                                                           4.0                 14.6
                                                                    ---------------     ----------------

      Operating loss                                                          (4.3)                (9.5)
                                                                    ---------------     ----------------

 Other expenses (income):
      Interest expense                                                        39.2                 35.2
      Interest income                                                         (0.5)                (0.9)
      Amortization of debt issuance costs                                      1.9                  1.8
      Foreign currency gains, net                                             (0.6)                (0.4)
      Loss on sale of assets, net                                              1.0                    -
      Miscellaneous, net                                                       0.7                  0.8
                                                                    ---------------     ----------------
          Other expenses, net                                                 41.7                 36.5
                                                                    ---------------     ----------------

 Loss before income taxes                                                    (46.0)               (46.0)

 Provision for income taxes                                                    0.1                  0.5

                                                                    ---------------     ----------------
 Net loss                                                         $          (46.1)   $           (46.5)
                                                                    ===============     ================


 Basic and diluted net loss per common share                      $          (0.88)   $           (0.89)
                                                                    ===============     ================

 Weighted average number of common shares outstanding:
      Basic and diluted                                                 52,199,468           52,199,268
                                                                    ===============     ================
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                                REVLON, INC. AND SUBSIDIARIES
                            CONSOLIDATED CONDENSED BALANCE SHEETS
                                    (dollars in millions)

                                                              March 31,         December 31,
                                  ASSETS                         2002              2001
                                                              -----------       -----------
                                (Unaudited)
Current assets:
     Cash and cash equivalents                              $       67.5      $      103.3
     Marketable securities                                             -               2.2
     Trade receivables, net                                        189.8             203.9
     Inventories                                                   167.6             157.9
     Prepaid expenses and other                                     47.6              45.6
                                                              -----------       -----------
        Total current assets                                       472.5             512.9
Property, plant and equipment, net                                 139.8             142.8
Intangible and other assets, net                                   342.9             341.9
                                                              -----------       -----------
        Total assets                                        $      955.2      $      997.6
                                                              ===========       ===========

        LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
     Short-term borrowings - third parties                  $       22.3      $       17.5
     Accounts payable, accrued expenses and other                  364.8             368.3
                                                              -----------       -----------
        Total current liabilities                                  387.1             385.8
Long-term debt                                                   1,650.0           1,643.6
Other long-term liabilities                                        252.5             250.9
Total stockholders' deficiency                                  (1,334.4)         (1,282.7)
                                                              -----------       -----------
        Total liabilities and stockholders' deficiency      $      955.2      $      997.6
                                                              ===========       ===========



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

                       REVLON, INC. AND SUBSIDIARIES
                  UNAUDITED SUMMARY ONGOING FINANCIAL DATA
                (dollars in millions, except per share data)



Quarter Ended March 31, 2002:
-----------------------------
                                                                                     Restructuring
                                                                     Brand and         costs and         Ongoing
                                                  As reported      facilities sold    other, net       Operations
                                                 --------------    --------------    --------------   --------------

Net sales                                      $         275.4   $             -   $             -   $        275.4
Gross profit                                             166.4                 -               0.7            167.1
Selling, general and administrative expenses             166.7                 -              (6.6)           160.1
Restructuring costs and other, net                         4.0                 -              (4.0)               -
                                                 --------------    --------------    --------------   --------------

Operating (loss) income                                   (4.3)                -              11.3              7.0

Other expenses, net                                       41.7              (1.0)                -             40.7
                                                 --------------    --------------    --------------   --------------

Loss before income taxes                                 (46.0)              1.0              11.3            (33.7)

Net loss                                       $         (46.1)  $           1.0   $          11.3   $        (33.8)

Diluted (loss) per common share
     Loss before extraordinary item            $         (0.88)  $          0.02   $          0.22   $        (0.65)

EBITDA:
     Operating (loss) income                   $          (4.3)  $             -   $          11.3   $          7.0
     Depreciation and amortization                        23.4                 -              (0.2)            23.2
                                                 --------------    --------------    --------------   --------------
     EBITDA                                    $          19.1   $             -   $          11.1   $         30.2
                                                 ==============    ==============    ==============   ==============


Quarter Ended March 31, 2001:
---------------------------------------------
                                                                                     Restructuring
                                                                     Brand and         costs and         Ongoing
                                                  As reported      facilities sold    other, net       Operations
                                                 --------------    --------------    --------------   --------------

Net sales                                      $         313.6   $          (9.8)  $             -   $        303.8
Gross profit                                             182.0              (4.2)              6.4            184.2
Selling, general and administrative expenses             176.9              (3.5)             (1.7)           171.7
Restructuring costs and other, net                        14.6                 -             (14.6)               -
                                                 --------------    --------------    --------------   --------------

Operating (loss) income                                   (9.5)             (0.7)             22.7             12.5

Other expenses, net                                       36.5                 -               0.1             36.6
                                                 --------------    --------------    --------------   --------------

Loss before income taxes                                 (46.0)             (0.7)             22.6            (24.1)

Net loss                                       $         (46.5)  $          (0.8)  $          22.6   $        (24.7)

Diluted (loss) per common share
     Loss before extraordinary item            $         (0.89)  $         (0.02)  $          0.43   $        (0.47)

EBITDA:
     Operating (loss) income                   $          (9.5)  $          (0.7)  $          22.7   $         12.5
     Depreciation and amortization                        29.6              (0.5)             (6.2)            22.9
                                                 --------------    --------------    --------------   --------------
     EBITDA                                    $          20.1   $          (1.2)  $          16.5   $         35.4
                                                 ==============    ==============    ==============   ==============
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Contact:
Revlon, New York
Investor Relations:                                  Media Contact:
Laura Kiernan                                        Catherine Fisher
(212) 527-5230                                       (212) 527-5727